Exhibit 99.1

August 7, 2014

COMPANY CONTACT :
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases second quarter and six month 2014 results

Reports net income of $5.3 million or $0.12 per diluted share, and adjusted EBITDA of $6.7 million for the second quarter

Conference call begins at 9:00 a.m. Eastern time August 8, 2014

CLAYTON, Mo. (August 7, 2014) – FutureFuel Corp . (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three and six months ended June 30, 2014.

Second Quarter 2014 Financial Highlights (all comparisons are with the second quarter of 2013)

●	Revenues were $68.0 million, down 36% from $106.1 million
●	Adjusted EBITDA was $6.7 million, down 74% from $25.3 million
●	Net income decreased to $5.3 million, or $0.12 per diluted share, from $18.2 million, or $0.42 per diluted share.

First Half 2014 Financial Highlights (all comparisons are with the first half of 2013)

●	Revenues were $150.2 million, down 24% from $198.2 million
●	Adjusted EBITDA was $16.8 million, down 61% from $43.1 million
●	Net income decreased to $11.6 million, or $0.27 per diluted share, from $32.2 million, or $0.75 per diluted share.

“The second quarter presented us with significant challenges. Weak biodiesel economics and execution struggles in our chemical business lead to a very disappointing second quarter,” said Lee Mikles, FutureFuel president. “The completion of our new refined glycerin plant and the retrofit of the new herbicide intermediate equipment proved to be more complex than anticipated and delayed what we expected to achieve in the second quarter.

The lingering absence of the 2014 final rule from the EPA regarding the Renewable Fuel mandate and the expiration of the $1.00 per gallon blenders’ credit have severely harmed the biodiesel industry. While we trust a decision soon will be made to enable the industry to perform as it was designed, until these regulatory provisions change or market dynamics have reason for improvement, we anticipate continued depressed conditions for our biofuels segment.”

2014 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.12 per share for 2014. The remaining 2014 dividends will be paid in September and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Dollar Change	% Change
Revenues	$68,039	$106,063	$(38,024)	(35.9)%
Income from operations	$4,171	$24,975	$(20,804)	(83.3)%
Net income	$5,347	$18,156	$(12,809)	(70.5)%
Earnings per common share - basic	$0.12	$0.42	$(0.30)	(71.4)%
Earnings per common share – diluted	$0.12	$0.42	$(0.30)	(71.4)%
Capital expenditures (net reimbursements)	$2,641	$2,345	$296	12.6%
Adjusted EBITDA	$6,709	$25,340	$(18,631)	(73.5)%
Cash and cash equivalents and marketable securities	$179,860	$185,711	$(5,851)	(3.2)%

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Dollar Change	% Change
Revenues	$150,236	$198,228	$(47,992)	(24.2)%
Income from operations	$11,622	$43,925	$(32,303)	(73.5)%
Net income	$11,621	$32,206	$(20,585)	(63.9)%
Earnings per common share - basic	$0.27	$0.75	$(0.48)	(64.0)%
Earnings per common share – diluted	$0.27	$0.75	$(0.48)	(64.0)%
Capital expenditures (net of customer reimbursements and grants)	$5,119	$3,606	$1,513	42.0%
Adjusted EBITDA	$16,817	$43,074	$(26,257)	(61.0)%

Second Quarter Financial and Business Summary

Revenues for the three months ended June 30, 2014 decreased 36% to $68,039,000 as compared to revenues for the three months ended June 30, 2013 of $106,063,000.  Revenues from biofuels decreased 45% to $35,430,000, a decrease of $28,607,000 from the second quarter of 2013 and accounted for 52% of total revenues in the second quarter of 2014 as compared to 60% in the second quarter of 2013.  Revenues from chemicals decreased 22% and accounted for 48% of total revenues in the second quarter of 2014 as compared to 40% in the second quarter of 2013.  Within the chemicals segment, revenues for the three months ended June 30, 2014 changed as follows compared to the three months ended June 30, 2013: (i) revenues from the bleach activator decreased 19%; (ii) revenues from the two proprietary herbicides and associated intermediates decreased 51% relative to the revenues recognized in the prior period from the original customer; (iii) revenues from the industrial intermediate utilized in the antimicrobial industry and other custom chemicals decreased 38%; (iv) revenues from DIPB and CPOs increased 7%; and (vi) revenues from other performance chemicals increased 33%.   Revenues for the chemical segment were primarily impacted by reduced sales volumes from the herbicide intermediates, the bleach activator, and the loss of sales of a product to a substantial customer and discontinued production of another custom chemical product due to lack of demand. Revenues from the biofuels segment suffered from the weak renewable energy market circumstances with no 2014 renewable energy usage mandate in place and the expiration of the $1.00 per gallon blenders’ credit at December 31, 2013.

Income from operations decreased to $4,171,000 in the three months ended June 30, 2014 from $24,975,000 in the three months ended June 30, 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. The chemicals segment gross profit decreased 52% to $7,131,000 in the three months ended June 30, 2014 from $14,784,000 in the three month ended June 30, 2013. Biofuels segment gross profit decreased to a loss of $553,000 in the three months ended June 30, 2014 from income of $12,842,000 in the three months ended June 30, 2013. Market conditions were significantly less favorable for biodiesel in 2014 as compared to 2013 largely as a result of the expiration of the $1.00 per gallon blenders’ credit and the absence of a final mandate from the government for 2014 renewable fuel volumes. Biodiesel profitability in the second quarter of 2014 was also negatively impacted due to our inventory of unsold, internally generated RINs. At June 30, 2013 we maintained a minimal inventory of RINs. Also impacting biofuels gross profit were hedging losses. For the second quarter of 2014, hedging losses totaled $294,000, as compared to hedging gains of $2,327,000 in the second quarter of 2013.   The reduction in chemical segment gross profit was primarily the result of reduced sales volumes, particularly volumes of: (i)  herbicide intermediate; (ii) two other custom chemicals we no longer sell; (iii) the bleach activator; and (iv) timing of shipment of particular products when compared quarter to quarter. The plant struggled with yield losses in the second quarter, which are being resolved, but have slowed our anticipated delivery of product to our customer. The chemical segment also incurred higher fixed costs during the quarter with the reduced biodiesel sales volumes. Lastly, higher raw material costs were incurred during the quarter, part of which will be recovered in sales revenue in the third quarter.

Net income for the quarter decreased 71% to $5,347,000 or $0.12 per diluted share from $18,156,000, or $0.42 per diluted share, for the second quarter of 2013. This decrease was the net result of the factors noted above. Adjusted EBITDA totaled $6,709,000 in the second quarter of 2014 as compared to $25,340,000 in the second quarter of 2013.

Six Month Financial and Business Summary

Revenues for the six months ended June 30, 2014 decreased 24% to $150,236,000 as compared to revenues for the six months ended June 30, 2013 of $198,228,000. Revenues from biofuels decreased 25% to $87,351,000, a decrease of $28,715,000 and accounted for 58% of total revenues in the first half of 2014, largely unchanged from 2013.  Revenues from chemicals were $62,885,000, a decrease of $19,277,000 and accounted for 42% of total revenues in the first half of 2014.  Within the chemicals segment, revenues for the first six months of 2014 changed as follows compared to the first six months of 2013: (i) revenues from the bleach activator decreased 21%; (ii) revenues from the proprietary herbicide and intermediates decreased 57%; (iii) revenue from the industrial intermediate utilized in the antimicrobial industry and other custom revenue decreased 37%; (iv) revenue from CPOs and DIPB increased 12%; and (v) revenues from performance chemical products increased 30%.

Revenues for the chemical segment were primarily impacted by reduced sales volumes from the herbicide intermediates, the bleach activator, and two products we no longer produce in the Other Custom product line. Revenues from the biofuels segment suffered from the weak renewable energy market circumstances with no 2014 renewable energy usage mandate in place and the expiration of the $1.00 per gallon blenders’ credit at December 31, 2013.

Income from operations for the six months ended June 30, 2014 decreased 74% to $11,622,000 as compared to $43,925,000 for the six months ended June 30, 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. Gross profit for biodiesel decreased to just $15,000 for the six months ended June 30, 2014 as compared to $21,147,000 for the six months ended June 30, 2013. This significant reduction in biofuel segment gross profit was largely the result of a combination of the following: (i) expiration of the $1.00 per gallon blenders’ tax credit on December 31, 2013; (ii) the first six months of 2013 including the benefit of the retroactive reinstatement of the 2012 blenders’ tax credit of $2,535,000; (iii) hedging losses totaling $294,000 in the first six months of 2014 as compared to hedging gains in the first six months of 2013 of $3,666,000; and (iv) the establishment of an inventory of biodiesel RINs at June 30, 2014 when no such inventory was present at June 30, 2013. We do not allocate production costs to internally generated RINs, and, from time to time, we enter into sales of biodiesel on a “RINs-free” basis. Such method of selling results in us maintaining possession of the applicable RINs. The benefit derived from the eventual sale of the RINs is not reflected in our results of operations until such time as the RIN sale has been completed, which may lead to variability in our reported operating results.

The chemicals segment gross profit decreased 42% to $16,165,000 in the six months ended June 30, 2014 from $27,850,000 in the six months ended June 30, 2013. The reduction in chemical segment gross profit was largely the result of reduced sales volumes, particularly volumes of: (i)  herbicide intermediate; (ii) two other custom chemicals we no longer sell; (iii) the bleach activator; and (iv) the timing of shipments of particular products. Chemical segment gross profit was also negatively impacted by reduced production yields for certain chemical processes. These reduced production yields are being resolved but slowed delivery of product to our customer.

Net income decreased 64% for the first six months of 2014 to $11,621,000, or $0.27 per diluted share, compared with $32,206,000 or $0.75 per diluted share during the first six months of 2013. This decrease was the net result of the factors noted above. Adjusted EBITDA totaled $16,817,000 in the first six months of 2014 as compared to $43,074,000 in the first six months of 2013.

Capital Expenditures

Capital expenditures were $5,733,000 in the first six months of 2013, compared with $4,068,000 in the first six months of 2012. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Cash paid for capital expenditures	$5,715	$5,733
Cash received as reimbursement of capital expenditures	(596)	(2,217)
Cash paid, net of reimbursement, for capital expenditures	$5,119	$3,606

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $179,860,000 as of June 30, 2014, compared with $185,711,000 as of December 31, 2013.

Conference Call and Webcast

A conference call and webcast will be held August 8, 2014 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com . A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 80625766 .

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2012 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense, and, in 2013, the impact from the retroactive reinstatement of the 2012 $1.00 per gallon biodiesel blenders’ tax credit. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$84,552	$86,463
Accounts receivable, net of allowances of $0 and $0, respectively	23,722	33,249
Inventory	67,341	42,164
Marketable securities	95,308	104,271
Other current assets	18,474	17,141
Total current assets	289,397	283,288
Property, plant and equipment, net	129,608	128,671
Other assets	2,598	2,488
Total noncurrent assets	132,206	131,159
Total Assets	$421,603	$414,447

Liabilities and Stockholders’ Equity
Accounts payable	$18,843	$15,784
Other current liabilities	25,375	24,612
Total current liabilities	44,218	40,396
Deferred revenue – long-term	14,519	13,522
Other noncurrent liabilities	31,103	31,939
Total noncurrent liabilities	45,622	45,461
Total liabilities	89,840	85,857
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,334,441 and 41,739,569 issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	4	4
Accumulated other comprehensive income	9,183	7,436
Additional paid in capital	276,567	276,328
Retained earnings	46,009	44,822
Total stockholders’ equity	331,763	328,590
Total Liabilities and Stockholders’ Equity	$421,603	$414,447

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Revenues	$68,039	$106,063
Cost of goods sold and distribution	61,461	78,437
Gross profit	6,578	27,626
Selling, general and administrative expenses	1,538	1,860
Research and development expenses	869	791
	2,407	2,651
Income from operations	4,171	24,975
Other income, net	4,445	3,679
Income before income taxes	8,616	28,654
Provision for income taxes	3,269	10,498
Net income	$5,347	$18,156

Earnings per common share
Basic	$0.12	$0.42
Diluted	$0.12	$0.42
Weighted average shares outstanding
Basic	43,352,836	43,334,441
Diluted	43,550,129	43,361,555

Comprehensive Income
Net income	$5,347	$18,156
Other comprehensive income/(loss) from unrealized net gains/(losses) on available-for-sale securities, net of tax of $1,565 in 2014 and of $(1,145) in 2013	2,511	(1,836)
Comprehensive income	$7,858	$16,320

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Revenues	$150,236	$198,228
Cost of goods sold and distribution	134,056	149,221
Gross profit	16,180	$49,007
Selling, general and administrative expenses	2,987	3,375
Research and development expenses	1,571	1,707
	4,558	5,082
Income from operations	11,622	43,925
Other income, net	6,990	4,885
Income before income taxes	18,612	48,810
Provision for income taxes	6,991	16,604
Net income	$11,621	$32,206

Earnings per common share
Basic	$0.27	$0.75
Diluted	$0.27	$0.75
Weighted average shares outstanding
Basic	43,348,195	43,132,398
Diluted	43,471,880	43,156,827

Comprehensive Income
Net income	$11,621	$32,206
Other comprehensive income from unrealized gains on available-for-sale securities, net of tax of $1,088 in 2014 and $2,210 in 2013	1,747	3,543
Comprehensive income	$13,368	$35,749

FutureFuel Corp.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2014 and 2013

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows provided by operating activities
Net income	$11,621	$32,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,527	5,384
Benefit for deferred income taxes	(1,469)	(759)
Change in fair value of derivative instruments	1,966	723
Impairment of fixed assets	247	382
Gain on the sale of investments	(2,900)	(2,089)
Losses on disposals of fixed assets	4	-
Stock based compensation	204	-
Noncash interest expense	13	12
Changes in operating assets and liabilities:
Accounts receivable	7,589	(1,844)
Accounts receivable – related parties	1,938	(4,399)
Inventory	(25,177)	(8,634)
Income tax receivable	(1,029)	-
Prepaid expenses	1,052	697
Accrued interest on marketable securities	15	(200)
Other assets	(110)	(291)
Accounts payable	(2,902)	5,452
Accounts payable – related parties	5,961	(437)
Income taxes payable	-	1,756
Accrued expenses and other current liabilities	(202)	2,914
Accrued expenses and other current liabilities – related parties	60	100
Deferred revenue	1,434	(1,445)
Net cash provided by operating activities	2,842	29,528
Cash flows from/(used in) investing activities
Collateralization of derivative instruments	(3,337)	(2,189)
Purchase of marketable securities	(18,247)	(21,291)
Proceeds from the sale of marketable securities	32,945	18,335
Capital expenditures	(5,715)	(5,733)
Net cash provided by/(used in) investing activities	5,646	(10,878)
Cash flows from financing activities
Proceeds from the issuance of stock	-	19,292
Minimum tax withholding on stock options exercised	(54)	-
Excess tax benefits associated with stock options	89	-
Payment of dividends	(10,434)	(9,534)
Net cash (used in)/provided by financing activities	(10,399)	9,758
Net change in cash and cash equivalents	(1,911)	28,408
Cash and cash equivalents at beginning of period	86,463	58,737
Cash and cash equivalents at end of period	$84,552	$87,145

Cash paid for interest	$-	$-
Cash paid for income taxes	$7,000	$13,387

The accompanying notes are an integral part of these financial statements.

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2014	2013
Adjusted EBITDA	$6,709	$25,340
Depreciation	(2,167)	(2,726)
Non-cash stock based compensation	(204)	-
Interest and dividend income	1,567	1,689
Interest expense	(7)	(6)
Gain on disposal of property and equipment	1	-
(Losses)/gains on derivative instruments	(232)	2,327
Other income, net	2,949	2,030
Income tax expense	(3,269)	(10,498)
Net income	$5,347	$18,156

	Six Months Ended June 30,
	2014	2013
Adjusted EBITDA	$16,817	$43,074
Depreciation and amortization	(4,527)	(5,384)
Non-cash stock-based compensation expense	(204)	-
Retroactive reinstatement of 2012 $1.00 blender credit	-	2,535
Interest and dividend income	3,937	2,842
Interest expense	(13)	(12)
Loss on disposal of property and equipment	(4)	-
(Losses)/Gains on derivative instruments	(294)	3,666
Other income, net	2,900	2,089
Income tax expense	(6,991)	(16,604)
Net income	$11,621	$32,206

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Adjusted EBITDA	$16,817	$43,074
Benefit from deferred income taxes	(1,469)	(759)
Impairment of fixed assets	247	382
Retroactive reinstatement of 2012 $1.00 blenders credit	-	2,535
Interest and dividend income	3,937	2,842
Income tax expense	(6,991)	(16,604)
(Losses)/Gains on derivative instruments	(294)	3,666
Change in fair value of derivative instruments and marketable securities	1,966	723
Changes in operating assets and liabilities, net	(11,371)	(6,331)
Net cash provided by operating activities	$2,842	$29,528

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Revenues
Chemicals	$32,609	$42,026
Biofuels	35,430	64,037
Revenues	$68,039	$106,063

Segment gross profit
Chemicals	$7,131	$14,784
Biofuels	(553)	12,842
Segment gross profit	6,578	27,626
Corporate expenses	(2,407)	(2,651)
Income before interest and taxes	4,171	24,975
Interest and other income	4,516	3,719
Interest and other expense	(71)	(40)
Provision for income taxes	(3,269)	(10,498)
Net income	$5,347	$18,156

	Six Months Ended June 30,
	2014	2013
Revenues
Chemicals	$62,885	$82,162
Biofuels	87,351	116,066
Revenues	$150,236	$198,228

Segment gross profit
Chemicals	$16,165	$27,850
Biofuels	15	21,157
Segment gross profit	16,180	49,007
Corporate expenses	(4,558)	(5,082)
Income before interest and taxes	11,622	43,925
Interest and other income	7,003	4,931
Interest and other expense	(13)	(46)
Provision for income taxes	(6,991)	(16,604)
Net income	$11,621	$32,206

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.